Exhibit 23.3

[LETTER HEAD OF SPROULE ASSOCIATES LIMITED]

Ref.: 1808.15732

August 10, 2006

United States Securities and Exchange Commission

Re: Prospectus Supplement dated August 10, 2006 filed as Amendment No. 1 to the Registration Statement on Form F-9 dated June 3, 2005 (together, the “Registration Statement”) of Canadian Natural Resources Limited

We are a firm of independent geological and petroleum engineer consultants of Calgary, Alberta having prepared a corporate evaluation report entitled “Evaluation of the P&NG Reserves of Canadian Natural Resources Limited in North America (As of December 31, 2005) Based on Constant and Escalated Prices and Costs” (the “Report”) of certain oil and gas properties of Canadian Natural Resources Limited. The Report was for the year ended December 31, 2005.

We refer to the Registration Statement relating to the offering of Debt Securities by Canadian Natural Resources Limited and hereby consent to the reference to our firm under the heading “Experts” and to the use of our Report which is incorporated by reference in the Registration Statement.

We have read the Annual Information Form incorporated by reference in the Registration Statement and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein and derived from the Reports, or that is within our knowledge as a result of the services performed by us in connection with the Reports.

Sincerely,

/s/ Ken H. Crowther, P. Eng.
Ken H. Crowther, P. Eng.
President

900, 140 Fourth Ave SW; Calgary AB T2P 3N3 Canada; Tel: (403) 294-5500, Fax: (403) 294-5590

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